Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8834
Contact: Gary H. Guyton
Director of Planning and Investor Relations
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES
NEW $1 BILLION BANK CREDIT AGREEMENT

FRISCO, TEXAS, November 25, 2013 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced today that it has entered into a new five year $1.0 billion revolving credit facility with a syndicate of 21 banks, replacing its $750 million bank credit facility.  The new bank facility was arranged by BMO Capital Markets and has an initial borrowing base of $625 million.  The credit facility is secured by substantially all of the Company’s producing oil and gas properties and will be administered by the Bank of Montreal.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.